PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                               OF
                   FAST FOOD OPERATORS, INC.


     This Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation") of Fast Food Operators, Inc., a New York corporation (the "Company"), has been approved by the Board of Directors of the Company (the "Board") as being in the best interest of the Company and their respective shareholders.


ADOPTION OF PLAN OF LIQUIDATION

The effective date of the Plan of Liquidation (the "Effective Date") shall be the Closing Date of the Purchase Agreement as defined below. The Company and Subsidiary shall complete their liquidation and dissolution within the twelve-month period beginning on the Effective Date (the "Liquidation Period").


LIQUIDATION AND DISSOLUTION OF FAST FOOD OPERATORS, INC.

Upon the adoption of the Plan of Liquidation the Company's shareholders, the Company shall voluntarily dissolve and completely liquidate in accordance with Article 10, entitled "Non-Judicial Dissolution," and other applicable sections of the Business Corporation Law of the State of New York (the "New York Law"), as follows:

     1. Sale or Disposition of Assets. The Company will hold a closing on the Closing Date as defined in the Purchase Agreement and transfer the scheduled assets to the Purchaser pursuant to
the terms thereof.   The Company will then file a certificate of
voluntary dissolution with the Secretary of State of New York, thereby terminating the corporate existence of the Company, and shall execute, acknowledge and file such certificates and other documents as shall be necessary to withdraw as a foreign corporation in jurisdictions in which it is qualified to do business. It shall then immediately commence the liquidation process by providing notice to creditors as required under
Section 1007 of the New York Law. During the Liquidation Period, the Company shall have the authority to engage in such transactions as may be appropriate to its liquidation including, but not limited to, the sale, exchange or other disposition of all or any part of its remaining non-cash assets. During the Liquidation Period, the Company shall keep the funds in an interest bearing account or in United States Government obligations as the Company, in its sole discretion, deems appropriate.

     2. Provisions for Liabilities. Within the Liquidation Period, the Company shall pay or discharge, or otherwise provide for the payment or discharge of, all claims against the Company, including unascertained or contingent liabilities or expenses in an amount reasonable in relation to the items involved.

     The Company believes that all assets of any kind will be effectively reduced to cash and distributed to the shareholders of the Company within the Liquidation Period.

     3. Distribution of Assets to Shareholders. It is the Company's intention to make two cash distribution of assets of the Company to the shareholders of the Company with the first of such distributions as early in the Liquidation Period as possible, consistent with the requirements of applicable law.
The first opportunity for a distribution will occur within one month following the filing of the Certificate of Dissolution with the State of New York. The final distribution will occur following the expiration of the six (6) month notice periods established under Section 1007 of the New York Law (the "Creditor Notices"). The final distribution will distribute to the Shareholders all of the remaining assets of the Company on the earliest practicable date following the expiration of the Creditor Notices and when all of the following conditions have been met:

          A. There are no remaining unsettled claims under the Creditor Notices;

          B. There are no remaining unsettled claims against the Company; and,

          C. There are no remaining actions that need to be undertaken prior to a distribution to shareholders.

The Company anticipates that the distributions to shareholders will be made within the Liquidation Period.

     4. Transfer of Assets to a Missing Shareholder Account. The Company may, in its discretion, distribute any liquidating distributions and/or other payments due any of the Company's shareholders who have not been located at the time of such distribution or other payment to a bank account, designated by the Company for the benefit of such shareholders or make such other provision with respect thereto as may be permitted or required by applicable law.

     5. Amendment or Abandonment of Plan of Liquidation. The Board may modify or amend this Plan of Liquidation at any time without stockholder approval if it determines that such action would be in the best interests of the Company or its shareholders. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interest of the shareholders, such amendment or modification will be submitted to the shareholders for approval. The Board may abandon this Plan of Liquidation without shareholder approval at any time within the Liquidation Period, if it determines on the basis of unforeseen subsequent events that abandonment would be in the best interest of the Company or its shareholders.

     6. Authorization to Board and Officers. The Board and the officers of the Company are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan of Liquidation, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as such Board and officers deem necessary or desirable in order to carry out the provisions of this Plan of Liquidation and effect the complete liquidation and dissolution of the Company in accordance with applicable sections of the New York Law as described in this Plan of Liquidation.